Exhibit 99.1

Contact: Janet Kirkley,
704-532-3318
—For Immediate Release—

Speedway Motorsports Reports First Quarter 2010 Results and

Reaffirms Full Year 2010 Guidance

CONCORD, NC (May 5, 2010) – Speedway Motorsports, Inc. (SMI) (NYSE:TRK) today reported first quarter 2010 total revenues of $118.5 million and income from continuing operations of $10.3 million or $0.24 per diluted share. Also, SMI reaffirmed its full year 2010 earnings guidance of $1.00 to $1.40 per diluted share from continuing operations.

First quarter 2010 results were affected by, among other factors, the following:

•	a new NHRA Nationals racing event was held at Charlotte Motor Speedway in the first quarter 2010;

•	ongoing effects of challenging recessionary conditions; and

•	higher interest expense from senior indebtedness issued in May 2009.

First Quarter Comparison:

•	total revenues were $118.5 million in 2010 compared to $133.6 million in 2009;

•	equity investee results had no impact on the Company’s results in 2010 and after tax equity investee losses were $1.6 million or $0.04 per diluted share in 2009;

•	income from continuing operations was $10.3 million or $0.24 per diluted share in 2010 compared to $21.4 million or $0.50 per diluted share in 2009;

•	after tax losses from discontinued operations were $1.3 million or $0.03 per diluted share in 2010 compared to $1.0 million or $0.03 per diluted share in 2009; and

•	net income was $9.0 million or $0.21 per diluted share in 2010 compared to $20.3 million or $0.47 per diluted share in 2009.

SMI believes admissions and many event related and other operating revenue categories continue to be negatively impacted by declines in consumer and corporate spending from the ongoing impact of weak economic conditions.

Significant 2010 First Quarter Racing Events

•	Atlanta Motor Speedway - NASCAR Kobalt Tools 500 Sprint Cup and E-Z-GO 200 Camping World Truck Series racing events

•	Bristol Motor Speedway - NASCAR Food City 500 Sprint Cup and Scotts Turf Builder 300 Nationwide Series racing events

•	Charlotte Motor Speedway - NHRA Four-Wide Nationals racing event

•	Las Vegas Motor Speedway - NASCAR Shelby American Sprint Cup and Sam’s Town 300 Nationwide Series racing events

2010 Earnings Guidance Reaffirmed

The Company reiterated that first quarter 2010 results are consistent with its previous full year 2010 earnings guidance of $1.00-$1.40 per diluted share from continuing operations, assuming current industry trends continue, and excluding Motorsports Authentics joint venture results, capital expenditures exceeding current plans, further impact of uncertain and unprecedented credit and economic conditions, poor weather surrounding our events or other unforeseen factors. The wide range of earnings guidance reflects ongoing weak economic conditions and uncertainty regarding economic recovery.

Under equity method accounting, the Company is no longer recording its 50% share of MA operating losses, if any, unless and until this carrying value is increased from additional investments in MA or to the extent of future MA operating profits, if any. Recognition of potential losses under contingent guarantees could be required if Company funding became probable and estimable.

Stock Repurchase Program and Dividends

During the first quarter 2010, the Company repurchased 171,000 shares of common stock for approximately $2.9 million under its previously announced stock repurchase program. As of March 31, 2010, the Company has repurchased 2,816,000 shares since adoption of the program in April 2005. As of March 31, 2010, the total number of shares available for future repurchase under the program, as currently authorized, is 1,184,000.

On February 16, 2010, the Company’s Board of Directors declared a quarterly cash dividend of $0.10 per share of common stock, aggregating approximately $4.2 million, which was paid on March 15, 2010 to shareholders of record as of March 1, 2010. On April 20, 2010, the Company’s Board of Directors declared a quarterly cash dividend of $0.10 per share of common stock aggregating approximately $4.2 million payable on June 11, 2010 to shareholders of record as of May 21, 2010. The Board of Directors plans to continue to evaluate cash dividends on a quarterly basis in the future.

Comments

“Our first quarter results, although within our expectations, clearly confirm that challenging economic conditions continue. However, our prospective corporate partner and other customer interest appear to be reviving and we remain optimistic that economic improvement has indeed begun,” stated Marcus G. Smith, Chief Operating Officer and President of Speedway Motorsports. “SMI’s seasonal and event based business model results in relatively long revenue cycles from many tickets and event related revenues sold well in advance. A sizable portion of our year-over-year revenue decline reflects first quarter 2009 revenues sold in 2008 before recessionary conditions peaked. Similarly, it will likely take relatively longer for SMI’s results to again reflect sales growth as economic conditions improve.

“In 2010, similar to last season, SMI lowered many ticket prices which constitute about 50% of our admissions revenue decline. We believe this strategy is helping mitigate near-term ticket demand weakness as attendance was essentially the same year-over-year at two of SMI’s three NASCAR Sprint Cup racing events this quarter. Most of our NASCAR Sprint Cup, Nationwide and Camping World Truck event sponsorships for 2010, and many beyond, are already sold. These multi-year agreements, including NASCAR broadcasting and other long-term committed uses of our speedway facilities, continue to provide SMI substantial long-term contracted revenue and cash flow streams.”

“We believe many of the changes NASCAR continues to make to our sport, such as reintroducing double-file restarts and rear spoilers on race cars, is improving on-track racing competition and bringing back the excitement that created our loyal fan base and our sport’s popularity,” stated O. Bruton Smith, Chairman and Chief Executive Officer of Speedway Motorsports. “Notwithstanding racing event rainouts, the NASCAR Sprint Cup Series continues as the number two sport on television, and the NASCAR

Nationwide and Camping World Truck Series continue as the second and third highest rated motorsports series. We believe our current initiatives for enhancing revenues and cost containment, and the racing improvements, position SMI for strong growth prospects when economic conditions improve.

“We are excited about Charlotte Motor Speedway hosting its one-of-a-kind, grassroots US Legend Cars International Circuit event called the “Legends Million” on July 15-17, 2010. This thrilling event features a $1 million total purse with expected participation by many NASCAR and other racing drivers. Also, we were very pleased to host a second annual National Hot Rod Association Nationals event at our zMAX Dragway at Charlotte Motor Speedway this March. Its unique, four lane drag racing has been well-received by our race fans and continues to generate substantial media interest.”

Speedway Motorsports is a leading marketer and promoter of motorsports entertainment in the United States. The Company, through its subsidiaries, owns and operates the following premier facilities: Atlanta Motor Speedway, Bristol Motor Speedway, Charlotte Motor Speedway, Infineon Raceway, Kentucky Speedway, Las Vegas Motor Speedway, New Hampshire Motor Speedway and Texas Motor Speedway. The Company provides souvenir merchandising services through its SMI Properties subsidiaries; manufactures and distributes smaller-scale, modified racing cars and parts through its US Legend Cars International subsidiary; and produces and broadcasts syndicated motorsports programming to radio stations nationwide through its Performance Racing Network subsidiary. The Company also equally owns Motorsports Authentics, a joint venture formed with International Speedway Corporation to produce, market and sell licensed motorsports merchandise. For more information, visit the Company’s website at www.speedwaymotorsports.com.

This news release contains forward-looking statements, particularly statements with regard to our future operations and financial results. There are many factors that affect future events and trends of our business including, but not limited to, economic factors, geopolitical conditions, weather, the success of NASCAR and others as sanctioning bodies, the success of our Motorsports Authentics merchandising joint venture, capital projects and expansion, financing needs, and a host of other factors both within and outside of management control. These factors and other factors, including those contained in our Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q, involve certain risks and uncertainties that could cause actual results or events to differ materially from management’s views and expectations. Inclusion of any information or statement in this news release does not necessarily imply that such information or statement is material. The Company does not undertake any obligation to release publicly revised or updated forward-looking information, and such information included in this news release is based on information currently available and may not be reliable after this date.

Note: Speedway Motorsports will host a conference call and webcast today at 10:00 AM (ET) open to the public. To participate in the conference call, you may dial 888-735-0476 (toll-free) or 706-758-1524 (toll). The reference number is 70873665. A webcast of the call can be accessed at the Company’s website at www.speedwaymotorsports.com under “Event Calendar”. To listen to a playback of the call, you may dial 800-642-1687 or 706-645-9291 beginning at 12:00 PM (ET) May 5th through 11:59 PM (ET) May 19th. The reference number is 70873665. Participating in the call will be Marcus G. Smith, Chief Operating Officer and President, and William R. Brooks, Vice Chairman and Chief Financial Officer.

Speedway Motorsports, Inc. and Subsidiaries

Selected Financial Data - Unaudited

For The Three Months Ended March 31, 2010 and 2009

(In thousands except per share amounts)

	Three Months Ended
INCOME STATEMENT DATA (a)	3/31/2010	3/31/2009

Revenues:
Admissions	$37,126	$46,791
Event related revenue	34,021	39,055
NASCAR broadcasting revenue	39,166	38,088
Other operating revenue	8,142	9,634

Total Revenues	118,455	133,568

Expenses and Other:
Direct expense of events	20,272	20,767
NASCAR purse and sanction fees	25,656	26,166
Other direct operating expense	6,141	7,505
General and administrative	21,827	20,553
Depreciation and amortization	13,647	13,213
Interest expense, net	13,548	7,771
Equity investee losses	—	1,612
Other expense (income), net	120	(178)

Total Expenses and Other	101,211	97,409

Income from Continuing Operations Before Income Taxes	17,244	36,159
Income Tax Provision	(6,989)	(14,763)

Income from Continuing Operations	10,255	21,396
Loss from Discontinued Operation, Net of Taxes	(1,277)	(1,047)

Net Income	$8,978	$20,349

Basic Earnings Per Share:
Continuing Operations	$0.24	$0.50
Discontinued Operation	(0.03)	(0.03)

Net Income	$0.21	$0.47

Weighted average shares outstanding	42,187	42,986

Diluted Earnings Per Share:
Continuing Operations	$0.24	$0.50
Discontinued Operation	(0.03)	(0.03)

Net Income	$0.21	$0.47

Weighted average shares outstanding	42,188	42,986

Major NASCAR-sanctioned Events Held During Period	5	5

Certain Race Schedule Changes:

•	Charlotte Motor Speedway held a new NHRA Nationals racing event in the first quarter 2010.

BALANCE SHEET DATA (a)	3/31/2010	12/31/2009

Cash, cash equivalents and short-term investments	$117,630	$98,626
Total current assets	208,599	170,139
Property and equipment, net	1,169,266	1,179,055
Goodwill and other intangible assets, net	575,991	575,996
Total assets	1,994,982	1,969,021

Deferred race event income, net	104,262	78,566
Net liabilities of discontinued operation	1,000	913
Total current liabilities	158,115	116,950
Revolving credit facility borrowings	50,000	70,000
Total long-term debt	652,373	672,362
Total liabilities	1,144,443	1,120,808
Total stockholders’ equity	850,539	848,213

(a)	Oil and gas operations were discontinued in the fourth quarter 2008, and the net assets and operating results for all periods are presented as discontinued operations.